JOEL PENSLEY
                                 Attorney at law
                              211 Schoolhouse Road
                           Norfork, Connecticut 06058

                                       September 11, 2002

Securities and Exchange Commission
Washington, D.C.

                                 Re: Nexgen Publishing Group, Inc.


To Whom It May Concern:

     Nexgen Publishing Group, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus which is a part of a registration statement on Form SB-2. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

     This opinion is given in connection with the registration with the Securities and Exchange Commission of 145,000 shares of common stock of the Company ("Shares"), presently owned by stockholders, 435,000 redeemable common stock purchase warrants ("Warrants"), divided into 145,000 class "A",145,000 class "B" and 145,000 class "C" Warrants and 435,000 Shares underlying the Warrants.

     I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the shares of common stock, the warrants and the shares of common stock underlying the Warrants are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     The issuance of the 145,000 Shares and 435,000 Warrants owned by present stockholders which are being registered herein were authorized by the board of directors of the Company and are authorized and issued Shares. The 435,000 Shares underlying the warrants which are being registered herein have been authorized by the board of directors of the Company but are not yet issued.

     Based upon the foregoing, I am of the opinion that the 145,000 Shares being registered herein are duly authorized and issued. I am also of the opinion that the 435,000 Warrants being registered herein are duly authorized and enforceable pursuant to their terms. Finally, I am of the opinon that the 435,000 Shares underlying the Warrants, when issued pursuant to exercise of the Warrants will be legally issued, fully paid and non-assessable: and there will be no personal liability to investors and holders of the Warrants who exercise them.


                                     /s/Joel Pensley
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                                     Joel Pensley